UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

SGS International, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-133825

Delaware	20-3939981
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

626 West Main Street

Suite 500

Louisville, Kentucky 40202

(Address of principal executive offices, including zip code)

(502) 637-5443

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 24, 2012, SGS International, Inc. (the “Company”) and Wells Fargo Bank, National Association (the “Trustee”) executed the second supplemental indenture (the “ Second Supplemental Indenture”) amending the indenture governing the Company’s $159,500,000 aggregate principal amount of 12% Senior Subordinated Notes due 2013 (CUSIP No. 784216AB9) (the “Notes”). The Second Supplemental Indenture eliminated substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture governing the Notes. The Second Supplemental Indenture will not become operative until the Company accepts for payment such Notes tendered in the previously disclosed cash tender offer and consent solicitation (the “Offer”) for any and all of the Notes.

The foregoing summary of the material provisions of the Second Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Second Supplemental Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events

On September 25, 2012, the Company issued a press release announcing that it extended the consent payment deadline with respect to the Offer. The consent solicitation will now expire at 5:00 p.m. New York City time on September 27, 2012. The Company also announced that, as of the close of business on September 24, 2012, the consent of the holders of at least a majority in aggregate principal amount of the Notes (the “Minimum Consents Condition”) has been received. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Second Supplemental Indenture, dated as of September 24, 2012, by and between the Company and Wells Fargo Bank, National Association, as trustee, related to the 12% Senior Subordinated Notes due 2013

99.1	Press Release, issued by the Company, dated September 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SGS International, Inc.

	By:	/s/ Benjamin F. Harmon, IV
Date: September 25, 2012		Benjamin F. Harmon, IV
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

EX 4.1	Second Supplemental Indenture, dated as of September 24, 2012, by and between the Company and Wells Fargo Bank, National Association, as trustee, related to the 12% Senior Subordinated Notes due 2013

EX 99.1	Press Release, issued by the Company, dated September 25, 2012